Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

PepsiCo Singapore Financing I Pte. Ltd.

PepsiCo, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $1,748,275,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Non-Convertible Debt	Floating Rate Notes due 2027	457(r)	$300,000,000	100.000%	$300,000,000	$147.60 per million	$44,280
Fees to Be Paid	Non-Convertible Debt	4.650% Senior Notes due 2027	457(r)	$550,000,000	99.967%	$549,818,500	$147.60 per million	$81,154
Fees to Be Paid	Non-Convertible Debt	4.550% Senior Notes due 2029	457(r)	$450,000,000	99.854%	$449,343,000	$147.60 per million	$66,324
Fees to Be Paid	Non-Convertible Debt	4.700% Senior Notes due 2034	457(r)	$450,000,000	99.803%	$449,113,500	$147.60 per million	$66,290
—	Other	Guarantees of PepsiCo, Inc.	457(n)	—	—	—	—	—(1)
TOTAL	—	—	—	$1,750,000,000	—	$1,748,275,000	$147.60 per million	$258,048

(1)	PepsiCo, Inc. will fully and unconditionally guarantee the notes issued by PepsiCo Singapore Financing I Pte. Ltd. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.